Exhibit 10.52
January 28, 2008
Joel M. Campbell
13000 Deerfield Parkway
Building 200
Alpharetta, Georgia 30004
     Re: Letter Agreement
Dear Joel:
     This is to advise you that the Compensation Committee of the Board of Directors of Exide Technologies (the “Company”) has agreed amend the following agreements to accelerate the vesting of all of such awards that remain unvested as of January 30, 2009: Stock Option Awards and Restricted Share Awards granted on September 21, 2006, October 20, 2006 and May 15, 2008 and the Restricted Stock Unit Award granted on March 22, 2007.. The Committee also agreed to amend your Stock Option Awards to extend the exercise period for your Vested Options from ninety (90) days to one (1) year after your January 31, 2009 retirement. In exchange for the vesting accelerations and extension of these exercise periods, you agree to provide the Company with up to fifty (50) hours of consulting services for the period February 1, 2009 through June 30, 2009 without remuneration therefor. The Company will reimburse you for any reasonable travel or other expenses incurred in providing such consulting services; provided that you are able to produce reasonable documentation evidencing such expenses.
Sincerely,
Gordon A. Ulsh
President & CEO
By my signature below, I hereby acknowledge and agree to the terms of this agreement
/s/ Joel M. Campbell

Joel M. Campbell.